(m)(1)(i)

SCHEDULE A

Fund	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)
ING Diversified Emerging Markets Debt Fund	0.25%
ING Diversified International Fund	0.25%
ING Emerging Markets Equity Fund	0.25%
ING Global Bond Fund	0.25%
ING Global Equity Dividend Fund	0.25%
ING Global Opportunities Fund	0.25%
ING Global Value Choice Fund(1)	0.25%
ING Greater China Fund	0.25%
ING Index Plus International Equity Fund	0.25%
ING International Real Estate Fund	0.25%
ING International Small Cap Fund	0.35%
ING International Value Choice Fund	0.25%

(1) ING Global Value Choice Fund Service Fee change effective January 2, 2008.